FOR IMMEDIATE RELEASE October 22, 2008	Contact: Greg Steffens, President (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON:

FIRST QUARTER RESULTS, OPENING OF NEW BRANCH OFFICE,
DECLARATION OF QUARTERLY DIVIDEND OF $.12 PER SHARE,
COMPLETION OF STOCK BUYBACK PROGRAM, APPROVAL OF NEW PROGRAM

              Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announces net income for the first quarter of fiscal 2009 of $927,000, or $.42 per diluted share, an increase of 14.0%, or $114,000, as compared to net income of $813,000, or $.36 per diluted share, during the same period of the prior year. The increase in quarterly earnings was due primarily to an increase in net interest income of $822,000, partially offset by a $290,000 increase in loan loss provisions, and a $254,000 decrease in non-interest income - resulting from the pre-tax charge of $304,000 to record the other-than-temporary impairment of the Company's investment in preferred stock issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") - compared to the same period last year.

              New Branch Office Opened:

              The Company also announces the opening of a new branch office in Matthews, Missouri, on September 29, 2008. Matthews is a rural community located less than ten miles south of the Company's existing location in Sikeston, Missouri. The branch will be the only financial institution located in the community. The branch is a relatively low-cost operation for the Company, and should help reach agricultural and other customers in New Madrid County.

              Dividend Declared:

              The Company is pleased to announce that the Board of Directors, on October 21, 2008, declared a cash dividend of $.12 per share, its 58th consecutive quarterly dividend since the inception of the Company. This dividend will be paid on November 28, 2008, to shareholders of record at the close of business on November 14, 2008. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

              Stock Buyback Completed; New Buyback Program Approved:

              The Company previously announced on June 21, 2007, its intention to repurchase 110,000 shares of its common stock at prevailing market prices. On October 10, 2008, the Company completed its purchase of shares under this program at an average cost of $14.22 per share.

              The Company also announces today its intention to repurchase an additional 110,000 shares of its own common stock, or approximately 5% of its 2.2 million outstanding common shares. The shares will be purchased at prevailing market prices in the open market or in privately negotiated transactions, subject to availability and general market conditions. Repurchased shares will be held as treasury shares to be used for general corporate purposes.

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              Balance Sheet Summary:

              The Company experienced balance sheet growth with total assets increasing $10.9 million, or 2.6%, to $428.7 million at September 30, 2008, as compared to $417.8 million at June 30, 2008. This growth was primarily due to increased outstanding loan balances. Asset growth has been funded with Federal Home Loan Bank (FHLB) advances.

              Loans, net of the allowance for loan losses, increased $7.9 million to $350.9 million at September 30, 2008, an increase of 2.3%, as compared to $343.1 million at June 30, 2008. The increase primarily reflects growth in commercial loans of $9.3 million, and residential real estate and construction loans of $1.1 million and $600,000, respectively, partially offset by reductions in commercial real estate loans of $2.7 million. Asset quality remains strong, with annualized net loan charge-offs for the first three months of fiscal 2009 totaling 0.25% of average loans, compared with annualized net charge-offs of 0.04% during the same period of the prior year. Our allowance for loan losses at September 30, 2008, totaled $3.8 million, representing 1.06% of total loans and 1,173% of non-performing loans, compared to $3.6 million, or 1.03% of total loans, and 58,865% of non-performing loans, at June 30, 2008. The increased allowance was primarily due to loan growth during the fiscal year and management assumptions regarding the health of the national and regional economy, and the potential for declining real estate collateral values. In general, the Company does not anticipate that it will realize the level of credit problems that have been experienced by financial institutions more heavily involved in either subprime or Alt-A (e.g., low- or no-documentation) residential lending, or construction and development lending.

              Total liabilities increased $10.3 million to $397.6 million at September 30, 2008, an increase of 2.6% as compared to $387.3 million at June 30, 2008. Deposits decreased $14.4 million to $277.9 million at September 30, 2008, a decrease of 4.9%, as compared to $292.3 million at June 30, 2008. The decrease in deposits was due primarily to an $11.5 million decrease in public unit deposits, most of which was anticipated, scheduled draws on bond proceeds. The decrease in deposits was comprised of an $11.2 million decrease in combined money market passbook savings and money market deposit accounts, a $3.1 million decrease in certificates of deposit, and a $1.1 million decrease in statement savings accounts. Checking accounts increased $1.0 million. The average loan to deposit ratio for the quarter was 123% as compared to 120% for the same period of the prior year. The decrease in deposits was offset by an increase in FHLB advances of $25.8 million to $89.9 million at September 30, 2008, as compared to $64.1 million at June 30, 2008. At September 30, 2008, FHLB borrowings included $22.4 million in short-term borrowings, compared to $5.6 million in short-term borrowings at June 30, 2008. The Company secured $9.0 million in long-term, callable advances during the quarter ended September 30, 2008, but met most funding needs through overnight borrowings due to the abnormally steep yield curve and public unit inflows anticipated at the end of the calendar year based on historical trends.

              The Company's stockholders' equity increased $670,000, or 2.2%, to $31.1 million at September 30, 2008, from $30.5 million at June 30, 2008. The increase was due to retention of net income and the exercise of stock options, partially offset by cash dividends and a decrease in the market value of the available-for-sale investment portfolio.

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              Income Statement Summary:

              The Company's net interest income for the first quarter of fiscal 2009 was $3.5 million, an increase of $822,000, or 31.2%, as compared to the same period of the prior year. The increase was primarily due to an increase in the average interest rate spread, as well as an increase in the average balance of interest-earning assets. For the first quarter of fiscal 2009, an increase from 2.59% to 3.19% in the average interest rate spread, combined with a $42.6 million increase in average interest-earning assets, resulted in the increase in net interest income when compared to the same period of the prior fiscal year. The increase in average interest rate spread, compared to the same period of the prior fiscal year, was primarily a result of a decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a decrease in loan yields.

              The Company's non-interest income for the first quarter of fiscal 2009 was $336,000, a decrease of $254,000, or 43.1%, as compared to the same period of the prior fiscal year. The decrease was primarily due to the pre-tax charge of $304,000 to record the other-than-temporary impairment ("OTTI") of its investment in non-cumulative preferred stock issued by Freddie Mac. The impairment was identified based on the significant decline in the security's value following placement of the firm into conservatorship by the United States Treasury and the coinciding announcement that the dividend on the preferred stock shares owned by the Company had been indefinitely suspended. Partially offsetting the OTTI charge was an increase in fees due to increased non-sufficient funds activity, and debit card activity. Exclusive of the OTTI charge, non-interest income would have increased $49,000, or 8.3%, compared to the same period of the prior fiscal year.

              Non-interest expense for the first quarter of fiscal 2009 was $2.0 million, an increase of $138,000, or 7.3%, as compared to the same period of the prior year. Non-interest expense increased, compared to the same period of the prior fiscal year, primarily due to higher compensation and debit card network expenses, combined with a reduction in the prior period's gain on the sale of foreclosed real estate, and was partially offset by lower occupancy and advertising expenses.

              The efficiency ratio for the three-month period ended September 30, 2008, was 53.8%, compared to 58.9% for the same period of the prior fiscal year. The ratio was improved due to the rate of increase in net interest income which, when combined with the rate of decrease in non-interest income, exceeded the rate of increase in non-interest expense.

              Income tax provisions for the first quarter of fiscal 2008 were $425,000, an increase of $26,000, or 6.4%, as compared to the same period of the prior fiscal year. The increase, compared to the same period of the prior fiscal year, was primarily due to higher pre-tax income, although the effective tax rate has been reduced through investment in tax-exempt loans and securities.

              Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	Sep. 30, 2008	June 30, 2008

Total assets	$ 428,709,000	$ 417,820,000
Available-for-sale securities	39,855,000	39,915,000
Loans, net	350,933,000	343,070,000
Allowance for losses on loans	3,751,000	3,567,000
Non-performing assets	522,000	67,000
Deposits	277,881,000	292,257,000
FHLB advances	89,850,000	64,050,000
Securities sold under repurchase agreements	20,862,000	21,804,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	31,142,000	30,472,000

Equity to assets ratio	7.26%	7.29%
Allowance as a percentage of gross loans	1.06%	1.03%
Non-performing loans as a percentage of loans	0.09%	0.00%

Per common share:

Closing Market Price	$ 13.05	$ 15.49
Tangible book value	13.32	13.11

	Three Months Ended September 30,
Selected Operating Data:	2008	2007
Net interest income	$ 3,453,000	$ 2,631,000
Provision for loan losses	400,000	110,000
Non-interest income	336,000	590,000
Non-interest expense	2,037,000	1,899,000
Income taxes	425,000	399,000
Net income	$ 927,000	$ 813,000

Per common share:
Net earnings:
Basic	$ .42	$ .37
Diluted	$ .42	$ .36

Cash dividends	$ .12	$ .10

Average basic shares outstanding	2,197,240	2,201,179
Average diluted shares outstanding	2,200,369	2,242,150

Profitability Ratios:

Return on average assets	.88%	.86%

Return on average common equity	12.0%	11.2%

Net interest margin	3.45%	2.94%
Net interest spread	3.19%	2.59%

Efficiency Ratio	53.8%	58.9%

END